Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefits and Investment Committee of
SunCoke Energy, Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the Savings Plan for Subsidiaries of SunCoke Energy, Inc. of SunCoke Energy, Inc. of our report dated June 27, 2016 relating to the Statements of Net Assets Available for Plan Benefits of the Savings Plan for Subsidiaries of SunCoke Energy, Inc. as of December 31, 2015 and 2014, and the related Statement of Changes in Net Assets Available for Plan Benefits for the year ended December 31, 2015, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 27, 2016

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